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                                                           EXHIBIT NO. EX-99.a.8

                        DIMENSIONAL INVESTMENT GROUP INC.

                          FORM OF ARTICLES OF AMENDMENT

         DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

         FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

         SECOND: The charter of the Corporation, as amended, supplemented and restated (the "Charter"), is further amended as follows: (i) by changing the name of the "U.S. 4-10 Value Portfolio K Shares" class of common stock of the Corporation to the "U.S. Small XM Value Portfolio K Shares" class of common stock, and (ii) by deleting from the Charter of the Corporation the name "U.S. 4-10 Value Portfolio K Shares" and inserting in lieu thereof "U.S. Small XM Value Portfolio K Shares."

         THIRD: The Charter of the Corporation is further amended as follows:
(i) by changing the name of "The DFA 6-10 Institutional Portfolio Shares" class of common stock of the Corporation to the "DFA U.S. Small Cap Institutional Portfolio Shares" class of common stock, and (ii) by deleting from the Charter of the Corporation the name "The DFA 6-10 Institutional Portfolio Shares" and inserting in lieu thereof "DFA U.S. Small Cap Institutional Portfolio Shares."

         FOURTH: The Charter of the Corporation is further amended as follows: (i) by changing the name of the "U.S. 6-10 Small Company Portfolio K Shares" class of common stock of the Corporation to the "U.S. Small Cap Portfolio K Shares" class of common stock, and (ii) by deleting from the Charter of the Corporation the name "U.S. 6-10 Small Company Portfolio K Shares" and inserting in lieu thereof "U.S. Small Cap Portfolio K Shares."

         FIFTH: The Charter of the Corporation is further amended as follows:
(i) by changing the name of the "U.S. 6-10 Value Portfolio II Shares" class of common stock of the Corporation to the "U.S. Small Cap Value Portfolio II Shares" class of common stock, and (ii) by deleting from the Charter of the Corporation the name "U.S. 6-10 Value Portfolio II Shares" and inserting in lieu thereof "U.S. Small Cap Value Portfolio II Shares."

         SIXTH: The foregoing amendments to the Charter of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and are limited to changes expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

         SEVENTH: The amendments to the Charter of the Corporation as set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the classes of common stock of the Corporation that are the subject of the amendments or the aggregate par values thereof.

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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its behalf on this _____ day of April, 2001 by its Vice President, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

                                           DIMENSIONAL INVESTMENT GROUP INC.



                                           By:  ___________________________
                                                    Michael T. Scardina
                                                    Vice President


     ATTEST:  ___________________________
                  Catherine L. Newell
                  Secretary



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